American CareSource Reports Third Quarter Results

Third Quarter Highlights

•	Revenues were $14.8 million compared to $18.2 million reported during the third quarter of 2009
•	Adjusted EBITDA was to $541,000 compared to $996,000 generated during the third quarter of 2009
•	SG&A expenses declined 27% compared to the third quarter of 2009
•	New clients added in 2010 contributed $1.8 million of incremental revenue during the quarter, and $3.1 million year-to-date
•	Third quarter results impacted by a 37% decline in claims volumes from key accounts.
•	Elected William J. Simpson to the Board of Directors, filling a vacancy.

DALLAS, TX –November 11, 2010– American CareSource Holdings Inc. (NASDAQ: ANCI) today announced third quarter 2010 revenues of $14.8 million compared to $18.2 million reported during the third quarter of 2009.  Net income for the period was $44,000, or $0.00 per diluted share, compared to $147,000, or $0.01 per diluted share, reported during the year ago period.  Net income for the third quarter 2010 included a federal income tax provision of $43,000, which was not included in net income for the third quarter 2009.

“Revenue was in-line with our expectations.  We are continuing to confront the decline of our two largest clients’ business by aggressively adding new clients and diversifying our client portfolio.  Currently, we have added thirteen new accounts during 2010, seven of which have been added since the end of the last quarter.  We continue to be encouraged by the level of activity in the marketplace and the strength of our pipeline” said David Boone, Chief Executive Officer of American CareSource.  “As previously discussed, 2010 has been about transitioning our sales strategy toward direct payors, with reliable, long-term organic growth potential.  We anticipated that this strategic change would initially have minimal impact; however we are confident that this will position the Company with a more enduring and stable client mix. ”

Boone added, “I am also pleased to announce the election of William J. Simpson to our Board of Directors.  He has an extensive healthcare background, having been the former President and Chief Executive Officer of Intrepid USA Healthcare and the Chief Operating Officer at LifeCare Management.  Bill’s election further signals the Board’s commitment to the company and its long term growth potential; I look forward to working with him and know he will make valuable contributions.”

Revenues

Revenues for the third quarter of 2010 decreased to $14.8 million compared to $18.2 million reported during the third quarter of 2009.  Claims volumes from the company’s two key client accounts decreased 37% during the period and represented 71% of third quarter revenues, which compares to 84% reported during the corresponding prior year period. The decline was partially offset by $1.8 million of revenue generated from ten new clients implemented during 2010. Excluding the Company’s two key accounts, revenues grew 45% as compared to the third quarter of 2009.

For the third quarter of 2010, revenues decreased 8% compared to the second quarter of 2010.

Claims Volume

The Company billed 76,000 claims during the third quarter of 2010, a decrease from the 101,000 claims it billed during the same period last year.  The lower claims volumes were primarily the result of decreased claims flow from the Company’s two key client accounts and the loss of two national laboratory service provider relationships, which occurred during the fourth quarter of 2009 and the second quarter of 2010.  Excluding the Company’s two key accounts, claims volumes from all other accounts were up 12%.

Revenues per billed claim increased to $195 during the third quarter of 2010 from $181 during the third quarter of 2009.  The increase in revenue per billed claims was driven by a shift in mix toward higher revenue per claim specialties, particularly dialysis services, from lower revenue per claim specialties such as laboratory and chiropractic services.

Following are claims volumes and revenue per claims for the periods presented:

(Claim amounts in 000’s)	Q3 2010	Q2 2010	Q3 2009
Claims:
Processed	111	100	117
Billed	76	85	101

Revenue per billed claim	$195	$188	$181

Contribution Margin

Contribution margin for the third quarter of 2010 decreased to 11.5%, compared to 12.6% reported during the third quarter of 2009.  Provider margins improved compared to the prior year period due to a change in mix toward specialties that carry higher margins, specifically diagnostic imaging services, chiropractic services and dialysis services.  Improved provider margins were offset by claims administration costs that were 5.1% of revenues compared to 3.4% in the third quarter of 2009.  While billed claims were 25% lower, processed claims declined only slightly to 111,000 from 117,000 reported during the third quarter of 2009.

Following is a comparison of the components of costs of revenue as a percentage of revenue:

	Q3 2010	Q2 2010	Q3 2009
Provider payments	75.1%	73.3%	75.7%
Administrative fees	5.4%	6.1%	5.3%
Claims administration and provider development	8.0%	7.4%	6.5%
Total cost of revenues	88.5%	86.8%	87.5%

Selling, General and Administrative Expenses (SG&A)

SG&A for the third quarter of 2010 was $1.4 million, or 9.8% of revenue, compared to $2.0 million, or 10.9% of revenue for the third quarter of 2009 and $1.5 million, or 9.2% of revenue, for the second quarter of 2010.  Lower SG&A is a reflection of the Company’s successful implementation of cost controls during the first quarter of 2010 to maintain and ensure continued profitability.

Adjusted EBITDA

Adjusted EBITDA for the third quarter of 2010 was $541,000, which compares to $996,000 reported in the corresponding prior year period.

Adjusted EBITDA is defined as operating income before depreciation and amortization and excludes non-cash stock-based compensation expense, warrant amortization and severance costs. Adjusted EBITDA should be considered in addition to, but not in lieu of, income from operations reported under generally accepted accounting principles (GAAP).

A reconciliation of adjusted EBITDA to operating income is provided in the tables accompanying this release.

Operating Income

During the period, the Company reported operating income of $63,000, compared to operating income of $159,000 reported during the same period last year.  The decrease reflects a decline in revenues associated with decreased claims volumes.

Financial Liquidity

Cash and equivalents at September 30, 2010 totaled $12 million, which compares to $11.9 million reported at December 31, 2009.  The Company has no long-term debt outstanding.

Earnings Conference Call

As previously announced, American CareSource management will review its unaudited third quarter 2010 financials during a conference call scheduled for November 12, 2010 at 8:30 AM Eastern Time.  The information follows:

Conference dial-in: International dial-in Conference ID: Webcast:	(888) 279-0822 (706) 902-0355 21882240 http://ir.anci-care.com/events.cfm

About American CareSource Holdings, Inc.

American CareSource Holdings is the first national, publicly traded ancillary care network services company. The Company offers a comprehensive national network of over 4,100 ancillary service providers at more than 38,000 sites through its subsidiary, Ancillary Care Services. Ancillary Care Services provides ancillary health care services through its network that offers cost effective alternatives to physician and hospital-based services. This market is estimated at $574 billion and has grown to 30% of total national health expenditures.  These providers offer services in 31 categories including laboratories, dialysis centers, free-standing diagnostic imaging centers, non-hospital surgery centers, as well as durable medical equipment such as orthotics and prosthetics and others.  The Company's ancillary network and management provides a complete outsourced solution for a wide variety of health care payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third party administrators and both federal and local governments. For additional information, please visit www.anci-care.com.

ANCI-F

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

Any statements that are not historical facts contained in this release, including with respect to the Company’s plans, objectives and expectations for future operations, for the success of our sales strategy, the stability of our client portfolio, projections of the Company’s future operating results or financial condition, and expectations regarding the health care industry and economic conditions, are forward-looking statements.  Substantial risks and uncertainties could cause actual results to differ materially from those indicated by forward-looking statements, including, but not limited to, changes in national health care policy, regulation, general economic conditions, demand for ancillary services, pricing, competition, market acceptance/preference, the Company’s ability to integrate with its clients, changes in the business decisions by key clients or consolidation in the industry affecting them, the Company’s inability to attract or maintain providers or clients or to manage growth, implementation and performance difficulties, and other risk factors detailed from time to time in the Company’s periodic filings with the Securities and Exchange Commission.  Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

Investor Contact
Rich Cockrell
The Cockrell Group
Tel: 404.942.3369
rich.cockrell@thecockrellgroup.com
cockrellgroup.com

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Unaudited)
(amounts in thousands except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009

Net Revenues	$14,823	$18,235	$45,272	$51,425

Cost of revenues:
Provider payments	11,129	13,800	33,351	38,670
Administrative fees	799	963	2,552	2,682
Claims administration and provider development	1,189	1,178	3,597	3,259
Total cost of revenues	13,117	15,941	39,500	44,611

Contribution margin	1,706	2,294	5,772	6,814

Selling, general and administrative expenses	1,446	1,980	4,722	5,735
Depreciation and amortization	197	155	571	401
Total operating expenses	1,643	2,135	5,293	6,136

Operating income	63	159	479	678

Interest income, net	22	31	67	107
Unrealized gain (loss) on warrant derivative	2	(22)	18	232
Total other income, net	24	9	85	339

Income before income taxes	87	168	564	1,017
Income tax provision	43	21	220	57
Net Income	$44	$147	$344	$960

Earnings per common share:
Basic	$0.00	$0.01	$0.02	$0.06
Diluted	$0.00	$0.01	$0.02	$0.04

Basic weighted average common shares outstanding	16,631	15,432	16,413	15,425
Diluted weighted average common shares outstanding	17,124	17,572	17,169	17,972

Reconciliation of non-GAAP financial measures to reported GAAP financial measures:

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009

Operating income	$63	$159	$479	$678
Depreciation and amortization	197	155	571	401
EBITDA	260	314	1,050	1,079
Non-cash stock-based compensation expense	231	409	606	1,026
Other non-cash charges	50	50	150	106
Severance costs	-	223	143	223
EBITDA, as adjusted	$541	$996	$1,949	$2,434

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	September 30, 2010 (Unaudited)	December 31, 2009
ASSETS

Current assets:
Cash and cash equivalents	$11,987	$11,868
Accounts receivable, net	6,391	7,474
Prepaid expenses and other current assets	861	1,398
Total current assets	19,239	20,740

Property and equipment, net	1,853	1,762

Other assets:
Other non-current assets	959	974
Intangible assets, net	1,057	1,153
Goodwill	4,361	4,361

Total assets	$27,469	$28,990

LIABILITIES and SHAREHOLDERS' EQUITY

Current Liabilities:
Due to service providers	$5,389	$7,702
Accounts payable and accrued liabilities	1,701	1,980
Total current liabilities	7,090	9,682

Other Liabilities	-	18

EQUITY
Common stock	169	156
Additional paid-in capital	21,337	20,605
Accumulated deficit	(1,127)	(1,471)
	20,379	19,290

TOTAL LIABILITIES AND EQUITY	$27,469	$28,990

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(amounts in thousands)

	Nine months ended
	September 30,
	2010	2009
Cash flows from operating activities:
Net income	$344	$960
Adjustments to reconcile net income to net cash
provided by operations:
Stock-based compensation expense	606	1,026
Depreciation and amortization	571	401
Unrealized gain on warrant derivative	(18)	(232)
Amortization of long-term client agreement	187	188
Client administration fee expense related to warrants	150	106
Deferred income taxes	193	-
Changes in operating assets and liabilities:
Accounts receivable	1,083	(1,420)
Prepaid expenses and other assets	22	(125)
Accounts payable and accrued liabilities	(298)	(1,001)
Due to service providers	(2,313)	902
Net cash provided by operating activities	527	805

Cash flows from investing activities:
Investment in software development costs	(283)	(464)
Investment in property and equipment	(282)	(593)
Net cash used in investing activities	(565)	(1,057)

Cash flows from financing activities:
Proceeds from exercise of equity warrants	157	13
Proceeds from exercise of equity incentives	-	3
Net cash provided by financing activities	157	16

Net decrease in cash and cash equivalents	119	(236)
Cash and cash equivalents at beginning of period	11,868	10,578

Cash and cash equivalents at end of period	$11,987	$10,342

Supplemental cash flow information:
Cash paid for taxes	$134	$-

Supplemental non-cash financing activity:

Income tax withholdings on exercise of equity incentives	$19	$-

Warrants issues as payment of client administrative fees	$-	$311